Cibus Reports Second Quarter Financial Results and Provides First Half Business Update

Demonstrated continued momentum securing an agreement for its Herbicide Tolerance (HT) traits in Rice with a fourth customer in the second quarter with signing of agreement with Federacion Nacional de Arroceros ("FEDEARROZ"); builds on prior agreements with Loveland Products, Inc., a subsidiary of Nutrien, Ltd., in the United States and with Interoc S.A. in Latin America

Rice platform is the Company's first entry into the major global grain crops with significant potential commercial opportunities

Wheat platform operational, enables Cibus access into the largest global grain crop in planted acres

Continued achievement of milestones in the development of its Advanced Traits with successful trait edits in Sclerotinia and HT2

Added a third Advanced trait prospect with the completion of initial editing for its Nutrient Use Efficiency (NUE) trait in Canola, addressing this new large multi-crop trait category

Continued progress in global regulatory landscape, with recent advances in Canada, the United Kingdom, and a positive vote in the European Union parliament in February to regulate Cibus’ gene edited traits similar to traits from conventional breeding

Expanded intellectual property (IP) coverage across 10 plant trait and editing families, building on the Company's extensive patent portfolio

SAN DIEGO, August 8, 2024 – Cibus, Inc. (Nasdaq: CBUS) (the "Company"), a leading agricultural biotechnology company that uses proprietary gene editing technologies to develop plant traits (or specific genetic characteristics) in seeds, today announced its financial results for the quarter ended June 30, 2024, and provided a business update for the first half of 2024. Management will host a conference call and webcast today at 4:30 p.m. ET.

Management Commentary

“The past six months have been some of the most important in our history, marked by the successful progress of many commercial, trait and platform development milestone achievements, and critical developments in the regulatory environment for gene editing technologies,” stated Rory Riggs, Co-Founder, Chairman, and CEO of Cibus. “This quarter, we successfully completed our edit for a third mode of action for our Sclerotinia resistance trait and our initial edit for a multi-crop Nutrient Use Efficiency trait – marking solid progress toward the development of our pipeline of gene edited traits. We have also gained significant momentum this year in Rice, our first grain platform, with an additional collaboration for our herbicide tolerance traits with FEDEARROZ, one of the largest rice seed companies in Latin America. We now have collaboration agreements with four major rice seed companies in North America and Latin America. These agreements position us well to be a leader in licensing a new generation of gene edited herbicide tolerance traits in Rice.”

Mr. Riggs continued, “Our progress is underpinned by our proprietary gene editing platform, which represents a paradigm shift in breeding complex traits, built on over 25 years of rigorous research and development and backed by our extensive patent portfolio. Unlike traditional GMO breeding, our Trait Machine process can produce specific genetic traits that are indistinguishable from traits of conventional breeding, with greater accuracy in materially less time and cost. Although we are still waiting for final agreement and approval in the EU, the recent progress in 2024 with the UK approval to enable development and marketing of gene edited crops in England, the favorable European Union parliament vote on its position on New Genomic Techniques, and approval in Canada of updated feed guidelines that will regulate Cibus' gene editing technologies similar to conventional breeding, is further confirmation of the global movement to regulate traits from our Trait Machine process similar to traits from conventional breeding.”

Mr. Riggs concluded, “As you can see from our milestone achievements and year-to-date progress, this year has been about our continued transformation from an R&D-focused company to the first commercial stage gene editing company in agriculture. Our focus is on developing traits with specific genetic attributes to drive productivity. The development of new proprietary traits, the scaling of our Trait Machine process, coupled with increasing global regulatory support, is setting the stage for this new industry of gene edited traits."

Commercial Progress

Progress of Cibus' Three Developed Traits – Transferring Traits to Customers1

•Herbicide Tolerance (HT1 and HT3) in Rice
◦Including an additional agreement with FEDEARROZ in the second quarter, Cibus now has agreements with four major Rice seed companies in North and South America to have Cibus' HT traits placed in their elite germplasm for commercialization.
◦Cibus believes that these four Rice customers, taken together, represent approximately 40% of the Company's estimated accessible Rice acres across North and Latin America (i.e., acres that would be potentially accessible to Cibus' HT1 and HT3 traits).

•Pod Shatter Reduction (PSR) in Canola and Winter Oilseed Rape (WOSR)
◦Continued progress in working with customers toward commercializing PSR in Canola.

◦PSR field trials for WOSR are ongoing in the UK with results expected in 2024, starting Cibus’ commercialization efforts for WOSR in Europe.

Progress of Cibus' Three Advanced Traits and Sustainable Ingredients

•Sclerotinia Resistance
◦Successfully made edits in Canola for the third mode of action for its White Mold (Sclerotinia) resistance trait, an important milestone for providing durable resistance to White Mold disease in Canola and subsequently other crops, including Soybean.
◦Now that editing is confirmed for the third mode of action, the plants will be evaluated in a controlled environment with results expected later this year.
◦As a reminder, Sclerotinia is a multi-crop trait, meaning that the efficacy achieved in Canola can be translated to other crops, including Soybean, and eventually, the Company will have the opportunity to earn royalties across multiple crops for the same trait.

•Herbicide Tolerance (HT2)
◦Successful completion of edits for HT2 in Canola.

•Nutrient Use Efficiency (NUE)
◦Successful initial editing in Canola for its Nutrient Use Efficiency (NUE) trait, believed to be the first NUE gene edits in a major crop in North America.
◦NUE traits are part of a very large category of traits relevant globally to all crops that can make fertilizer use more efficient, without compromising the yield that farmers expect.
◦Cibus' editing of its NUE trait in Canola is Cibus' first entry into the NUE field.
◦This NUE trait is Cibus' first use of its Trait Machine process to operationalize a third party developed trait, demonstrating the Company’s ability as a development partner to take third party identified gene targets and successfully make edits in Cibus' platforms to develop a trait.

•Sustainable Ingredients
◦Material increase in funding for its sustainable ingredients effort in 2024 and 2025.

Progress within Crop Platforms

•Wheat Platform (Operational)
◦Successfully achieved major breakthrough of operationalizing Cibus' Wheat platform, which is one of the world's two major grain crops.
◦Cibus is actively engaged in initial discussions with potential seed company partners.

•Soybean Platform (Advanced)
◦Expect Soybean platform to be operational in 2024, allowing for penetration of this large market of over 200 million addressable acres.
◦Development of the Soybean platform is a key point of inflection for Cibus' productivity trait and sustainable ingredients business.

Corporate and Industry Progress

•Expansion of IP coverage for plant gene editing and traits
◦In the first six months of 2024, Cibus received additional patents across 10 plant gene editing and trait families, further strengthening the Company’s IP portfolio in its Pod Shatter Reduction, Herbicide Tolerance, High Fiber Wheat, and Improved Quality Alfalfa trait families.
◦The IP expansion covers gene editing, productivity traits and quality traits that strengthen Cibus’ patent coverage in geographies including, but not limited to, Europe, Asia, Latin America, and North America.

•Canada added to growing list of countries regulating Cibus’ gene editing technologies similar to conventional breeding
◦In May 2024, the Canadian Food Inspection Agency (CFIA), Animal Feed Division published updated feed guidelines confirming that CFIA will regulate products from gene editing like those developed through conventional breeding.
◦Other global markets: The movement of other countries approving gene editing as similar to conventional breeding techniques continues to expand as momentum builds globally.

1 See "About the Cibus Trait MachineTM process and Rapid Trait Development SystemTM" for information regarding Cibus' initial customer relationships.

Expected Milestones

Cibus has several important development and commercial milestone targets for 2024:

•Developed Productivity Traits:
◦Continue expansion of the customer base for Cibus’ herbicide tolerance platform in Rice
◦Expect our first European field trial results for PSR in WOSR in 2024
◦Expect field trial results in Canola (Spring Oilseed Rape) in 2024

•Advanced Productivity Traits:
◦Complete editing and expect greenhouse results for a third mode of action for Sclerotinia resistance
◦Complete editing and expect greenhouse results for HT2

•Platform Development:
◦Expect Soybean single-cell regeneration platform to be operational and complete initial editing
◦Expect to enter into initial development and commercial agreements related to Wheat
◦Expect to initiate the first edits toward developing traits for Wheat

•Sustainable Ingredient Development:
◦Continue progress to develop sustainable low carbon ingredients or materials for the consumer packaged goods industry that do not negatively impact the environment during production, use, or disposal
◦Launch first sustainable ingredient in 2025

Second Quarter 2024 Financial Results

As a reminder, the business combination of Cibus, Inc. (formerly known as Calyxt, Inc. prior to the business combination) (Legacy Calyxt) and Cibus Global, LLC was completed on May 31, 2023, thus the first five months of the 2023 information provided in the Financial Results, Condensed Consolidated Statements of Operations, and Condensed Consolidated Statements of Cash Flows is that of Legacy Calyxt only. Year-over-year comparisons are not comparable as 2024 includes the combined company whereas 2023 only includes Legacy Calyxt for the first five months.

•Cash position: Cash and cash equivalents as of June 30, 2024, was $30.0 million. Taking into account the impact of implemented cost saving initiatives and without giving effect to potential financing transactions that Cibus is pursuing, Cibus expects that existing cash and cash equivalents will fund planned operating expenses and capital expenditure requirements into the fourth quarter of 2024.

•Research and development (R&D) Expense: R&D expense was $13.0 million for the quarter ended June 30, 2024, compared to $8.4 million in the year-ago period. The increase of $4.6 million is primarily related to increased lab supply and facility expenses, an increase in employee headcount, and an increase in stock-based compensation expense for restricted stock award grants. These expenses were partially offset by $1.3 million in one-time expenses due to the closing of the Merger Transactions in the year-ago period.

•Selling, general, and administrative (SG&A) expense: SG&A expense was $9.3 million for the quarter ended June 30, 2024, compared to $11.1 million in the year-ago period. The decrease of $1.8 million is primarily related to $6.5 million in one-time expenses due to the closing of the Merger Transactions in the year-ago period. This decrease is offset by an increase in headcount, increased consulting and legal fees, and an increase in stock-based compensation expense for restricted stock award grants.

•Royalty liability interest expense - related parties: Royalty liability interest expense - related parties was $8.7 million for the quarter ended June 30, 2024, compared to $2.6 million in the year-ago period. The increase of $6.1 million is the result of two additional months in the second quarter of 2024 vs the second quarter of 2023. This is a non-cash expense.

•Non-operating income, net: Non-operating income, net was $1.6 million for the quarter ended June 30, 2024, compared to $1.3 million in the year-ago period. The increase of $0.3 million is driven by the fair value adjustment of the liability classified common warrants.

•Net loss: Net loss was $28.5 million for the quarter ended June 30, 2024, compared to $20.5 million in the year-ago period.

•Net loss per share of Class A common stock: Net loss per share of Class A common stock was $1.14 for the quarter ended June 30, 2024, compared to $3.05 in the year-ago period.

Conference Call and Webcast Information

Cibus will host a live webcast, Thursday, August 8, 2024, at 4:30 p.m. Eastern Time to discuss its second quarter 2024 financial results and provide a business update. The conference call can be accessed live over the phone by dialing (800) 343-5172 or for international callers by dialing (203) 518-9856. The conference ID is “CIBUS” or 24287. A replay of the call will be available through August 22, 2024, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 11156392.

A live audio webcast of the call will be available under "Events & Presentations" in the Investor section of the Company's website, investor.cibus.com. An archived webcast will be available on the Company's website for 90 days after the event.

About Cibus

Cibus is a leader in gene edited productivity traits that address critical productivity and sustainability challenges for farmers such as diseases and pests which the United Nations estimates cost the global economy approximately $300 billion annually. Cibus is not a seed company. It is a technology company that uses gene editing to develop and license traits to seed companies in exchange for royalties on seed sales. Cibus' focus is productivity traits for farmers for the major global row crops with large acreage such as canola, corn, rice, soybean, and wheat. Cibus is a technology leader in high throughput gene editing technology that enables Cibus to develop and commercialize plant traits at a fraction of the time and cost of conventional breeding. Cibus has developed a pipeline of five productivity traits including important traits for Pod Shatter Reduction, Sclerotinia (disease) resistance, and weed management. Its initial traits for Pod Shatter Reduction and weed management are in commercial development with leading seed companies such as Nuseed Americas Inc. in Canola as well as Nutrien Ltd. and Interoc S.A. in Rice in the United States and Latin America. Its other pipeline traits including Sclerotinia resistance are in advanced greenhouse and field trial stages.

About the Cibus Trait MachineTM process and Rapid Trait Development SystemTM

A key element of Cibus' technology breakthrough is its high-throughput breeding process (referred to as the Trait Machine™ process). The Trait Machine process is a crop specific application of Cibus' patented Rapid Trait Development System™ (RTDS®). The proprietary technologies in RTDS integrate crop specific cell biology platforms with a series of gene editing technologies to enable a system of end-to-end crop specific precision breeding. It is the core technology platform for Cibus' Trait Machine process: the first standardized end-to-end semi-automated crop specific gene editing system that directly edits a seed company's elite germplasm. Each Trait Machine process requires a crop specific cell biology platform that enables Cibus to edit a single cell from a customer's elite germplasm and grow that edited cell into a plant with the Cibus edits. Cibus has a Trait Machine process developed for canola and rice and has already begun transferring their elite germplasm with Cibus edits back to customers.

The traits from Cibus' RTDS-based high-throughput breeding system are indistinguishable from traits developed using conventional breeding or from nature. RTDS does not integrate any foreign DNA or transgenes. Under the European Commission's current proposals, it is expected that products from Cibus' RTDS gene editing platform such as its Pod Shatter Reduction trait and Sclerotinia resistance traits for Canola and Winter Oilseed Rape would be considered 'Conventional-like'.

Cibus believes that RTDS and the Trait Machine process represent the technological breakthrough in plant breeding that is the ultimate promise of plant gene editing: "high- throughput gene editing systems operating as an extension of seed company breeding programs." In 2024, the Trait Machine process was cited by Fast Company Magazine as one of the most innovative products in 2024.

Because the Trait Machine process is intended to be integrated into seed companies' breeding operations, the customer relationship between Cibus and seed companies with which it engages is a collaborative relationship in which seed companies transfer elite germplasm to have a specific validated trait placed in the seed company's elite germplasm and expectation of delivery back to the seed company of their elite germplasm with the Cibus edit toward commercial development. Accordingly, Cibus refers to seed company "customers" in its disclosure once such a customer relationship has been initiated.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of applicable securities laws, including The Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included herein, including statements regarding Cibus' operational and financial performance, Cibus' strategy, future operations, prospects, and plans, including the anticipated regulatory environment are forward-looking statements. Forward-looking statements may be identified by words such as "anticipate," "believe," "intend," "expect," "plan," "scheduled," "could," "would" and "will," or the negative of these and similar expressions.

These forward-looking statements are based on the current expectations and assumptions of Cibus' management about future events, which are based on currently available information. These forward-looking statements are subject to numerous risks and uncertainties, many of which are difficult to predict and beyond the control of Cibus. Cibus' actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: Cibus' need for additional near-term funding to finance its activities and challenges in obtaining additional capital on acceptable terms, or at all; changes in expected or existing competition; challenges to Cibus' intellectual property protection and unexpected costs associated with defending intellectual property rights; increased or unanticipated time and resources required for Cibus' platform or trait product development efforts; Cibus' reliance on third parties in connection with its development activities; challenges associated with Cibus' ability to effectively license its productivity traits and sustainable ingredient products; the risk that farmers do not recognize the value in germplasm containing Cibus' traits or that farmers and processors fail to work effectively with crops containing Cibus' traits; delays or disruptions in the Company’s platform or trait product development efforts; challenges that arise in respect of Cibus' production of high-quality plants and seeds cost effectively on a large scale; Cibus' dependence on distributions from Cibus Global, LLC to pay taxes and cover its corporate and overhead expenses; regulatory developments that disfavor or impose significant burdens on gene-editing processes or products; delays and uncertainties regarding regulatory developments in the European Union; Cibus' ability to achieve commercial success; commodity prices and other market risks facing the agricultural sector; technological developments that could render Cibus' technologies obsolete; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets and challenges in accessing liquidity and the impact of such liquidity challenges on Cibus' ability to execute on its business plan; the outcome of any litigation related to the Merger Transactions; the Company's assessment of the period of time through which its financial resources will be adequate to support operations; and other important factors discussed in the "Risk Factors" section of Cibus' Annual Report on Form 10-K which was filed with the Securities and Exchange Commission (the "SEC") on March 21, 2024. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Cibus' assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves such risks and uncertainties. Accordingly, the Company could use its available capital resources sooner than it currently expects.

In addition, the forward-looking statements included in this press release represent Cibus' views as of the date hereof. Cibus specifically disclaims any obligation to update such forward-looking statements in the future, except as required under applicable law. These forward-looking statements should not be relied upon as representing Cibus' views as of any date subsequent to the date hereof.

CIBUS CONTACTS:

INVESTOR RELATIONS
Karen Troeber
ktroeber@cibus.com
858-450-2636

Jeff Sonnek – ICR
jeff.sonnek@icrinc.com

MEDIA RELATIONS
Colin Sanford
colin@bioscribe.com
203-918-4347

CIBUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in Thousands, Except Par Value and Share Amounts)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$30,021	$32,699
Accounts receivable	1,058	530
Prepaid expenses and other current assets	2,020	1,991
Total current assets	33,099	35,220
Property, plant, and equipment, net	13,764	15,775
Operating lease right-of-use assets	35,603	21,685
Intangible assets, net	34,494	35,411
Goodwill	434,898	434,898
Other non-current assets	1,522	1,422
Total assets	$553,380	$544,411
Liabilities, redeemable noncontrolling interest, and stockholders’ equity
Current liabilities:
Accounts payable	$6,196	$6,127
Accrued expenses	2,714	1,747
Accrued compensation	3,682	3,858
Deferred revenue	1,623	1,210
Current portion of notes payable	404	833
Current portion of financing lease obligations	105	187
Current portion of operating lease obligations	3,862	5,927
Class A common stock warrants	10,379	1,418
Other current liabilities	7	16
Total current liabilities	28,972	21,323
Notes payable, net of current portion	365	536
Financing lease obligations, net of current portion	119	113
Operating lease obligations, net of current portion	32,824	17,025
Royalty liability - related parties	182,330	165,252
Other non-current liabilities	1,700	1,868
Total liabilities	246,310	206,117
Redeemable noncontrolling interest	36,572	44,824

	June 30, 2024	December 31, 2023
Stockholders’ equity:
Class A common stock, $0.0001 par value; 210,000,000 shares authorized; 23,529,689 shares issued and 23,015,417 shares outstanding as of June 30, 2024; 21,240,379 shares issued and 20,567,656 shares outstanding as of December 31, 2023	8	8
Class B common stock, $0.0001 par value; 90,000,000 shares authorized; 3,112,516 shares issued and outstanding as of June 30, 2024, and 3,142,636 shares issues and outstanding as of December 31, 2023	—	—
Additional paid-in capital	800,606	775,017
Class A common stock in treasury, at cost; 45,177 shares as of June 30, 2024, and 32,663 shares as of December 31, 2023	(1,999)	(1,785)
Accumulated deficit	(528,096)	(479,778)
Accumulated other comprehensive income (loss)	(21)	8
Total stockholders’ equity	270,498	293,470
Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$553,380	$544,411

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in Thousands, Except Share and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Revenue	$838	$197	$1,383	$239
Total revenue	838	197	1,383	239
Operating expenses:
Research and development	12,993	8,429	25,006	10,638
Selling, general, and administrative	9,327	11,079	16,312	13,375
Total operating expenses	22,320	19,508	41,318	24,013
Loss from operations	(21,482)	(19,311)	(39,935)	(23,774)
Royalty liability interest expense - related parties	(8,749)	(2,617)	(17,078)	(2,617)
Other interest income, net	169	99	362	78
Non-operating income, net	1,580	1,320	1,211	410
Loss before income taxes	(28,482)	(20,509)	(55,440)	(25,903)
Income tax benefit (expense)	4	—	(10)	—
Net loss	$(28,478)	$(20,509)	$(55,450)	$(25,903)
Net loss attributable to redeemable noncontrolling interest	(3,595)	(1,819)	(7,132)	(1,819)
Net loss attributable to Cibus, Inc.	$(24,883)	$(18,690)	$(48,318)	$(24,084)
Basic and diluted net loss per share of Class A common stock	$(1.14)	$(3.05)	$(2.26)	$(6.73)
Weighted average shares of Class A common stock outstanding – basic and diluted	21,851,982	6,136,114	21,357,460	3,576,350

CIBUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Six Months Ended June 30,
	2024	2023
Operating activities
Net loss	$(55,450)	$(25,903)
Adjustments to reconcile net loss to net cash used by operating activities:
Royalty liability interest expense - related parties	17,078	2,617
Depreciation and amortization	3,554	1,191
Stock-based compensation	5,343	5,842
Change in fair value of liability classified Class A common stock warrants	(1,190)	371
Other	(28)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(528)	1,377
Due to/from related parties	—	(95)
Prepaid expenses and other current assets	(30)	47
Accounts payable	(24)	(2,270)
Accrued expenses	1,026	1,296
Accrued compensation	(170)	1,411
Deferred revenue	410	251
Right-of-use assets and lease obligations, net	(184)	49
Other assets and liabilities, net	(335)	(303)
Net cash used by operating activities	(30,528)	(14,119)
Investing activities
Cash acquired from merger with Cibus Global, LLC	—	59,381
Purchases of property, plant, and equipment	(397)	(560)
Net cash (used by) provided by investing activities	(397)	58,821
Financing activities
Proceeds from issuances of securities	30,256	—
Costs incurred related to issuances of securities	(1,130)	—
Proceeds from draws on revolving line of credit from Cibus Global, LLC	—	2,500
Payment of taxes related to vested restricted stock units	(214)	(742)
Proceeds from issuance of notes payable	—	1,287
Repayments of financing lease obligations	(60)	(110)
Repayments of notes payable	(600)	(273)
Net cash provided by financing activities	28,252	2,662
Effect of exchange rate changes on cash and cash equivalents	(5)	5
Net (decrease) increase in cash and cash equivalents	(2,678)	47,369
Cash and cash equivalents – beginning of period	32,699	3,526
Cash and cash equivalents – end of period	$30,021	$50,895